EXHIBIT 10.100

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMENDED & RESTATED SUPPLY AGREEMENT

This Amended & Restated Supply Agreement is made as of the last date set forth on the signature page hereto (the “Effective Date”) between JIANGXI JINKO SOLAR CO., LTD., a People’s Republic of China (Jiangxi) company (hereinafter “JINKO”) and HOKU MATERIALS, INC., a Delaware corporation (hereinafter “HOKU”).  HOKU and JINKO are sometimes referred to in the singular as a “Party” or in the plural as the “Parties”.

Recitals

Whereas JINKO is formerly known as JIANGXI KINKO ENERGY CO., LTD.

Whereas, HOKU and JINKO are parties to that certain Supply Agreement dated as of July 25, 2008, as amended by that certain Amendment No. 1 to Supply Agreement dated as of January 8, 2009 (together, the “Supply Agreement”), pursuant to which JINKO has agreed to purchase from HOKU, and HOKU has agreed to sell to JINKO, [*] metric tons of Products per Year over a ten Year period.

Whereas, pursuant to the Supply Agreement, JINKO has paid to HOKU twenty million U.S. dollars (USD $20,000,000) towards to the Total Deposit (the “Prior Payments”).

Whereas, JINKO has informed HOKU that five million U.S. dollars (USD $5,000,000) of the Prior Payment (the “ALEX Contribution”) was contributed by SHANGHAI ALEX NEW ENERGY CO., LTD (“ALEX”).

Whereas, HOKU and ALEX have entered into that certain Supply Agreement of even date herewith (the “ALEX Supply Agreement”), the effectiveness of which is contingent upon the payment by ALEX to HOKU of two million U.S. dollars (USD $2,000,000) no later than ten (10) business days after the signing of the ALEX Supply Agreement by ALEX (the “Second ALEX Deposit”).

Whereas, HOKU is a wholly owned subsidiary of Hoku Scientific, Inc. (“Hoku Scientific”), which is listed on the Nasdaq Global Market, and HOKU is the operating company that owns all of the assets for Hoku Scientific’s polysilicon business.

Whereas, JINKO is a high-tech overseas funded enterprise and a subsidiary of Hong Kong Paker Technology Co., Ltd, which manufactures monocrystalline and multicrystalline ingots for photovoltaic applications.

Whereas, subject to the effectiveness of the ALEX Supply Agreement upon HOKU’s receipt of the Second ALEX Deposit, HOKU and JINKO desire to amend and restate the Supply Agreement in its entirety, as set forth herein to, among other things, reduce JINKO’s annual purchase commitment, and HOKU’s annual supply commitment, to [*] metric tons of Products per Year over a ten Year period.

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09

Whereas, in exchange for HOKU’s agreement to allocate the supply of polysilicon, JINKO desires to provide HOKU with a firm order for polysilicon upon the terms and conditions provided herein.

NOW, THEREFORE, in furtherance of the foregoing Recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties hereby agree as follows:

1.           This Amended & Restated Supply Agreement shall become effective upon HOKU’s receipt in full of the Second ALEX Deposit pursuant to the ALEX Supply Agreement (the “Effective Date”).  If ALEX fails to pay the Second ALEX Deposit within ten (10) business days after the signing of the ALEX Supply Agreement by ALEX, then this Amended & Restated Supply Agreement shall be null and void, and the Supply Agreement shall continue in full force and effect without amendment.

2.           Definitions.

The following terms used in this Agreement shall have the meanings set forth below:

2.1.           “Affiliate” shall mean, with respect to either Party to this Agreement, any entity that is controlled by or under common control with such Party.

2.2.           “Agreement” shall mean this Amended & Restated Supply Agreement and all appendices annexed to this Agreement as the same may be amended from time to time in accordance with the provisions hereof.

2.3.           “First Shipment Date” shall mean the first day after November 30, 2009, when HOKU commences deliveries to JINKO of Products pursuant to this Agreement.

2.4.           “Facility” shall mean any facility used by HOKU for the production of the Product.

2.5.           “Independent Expert” means any Qualified Laboratory that is reasonably acceptable to each of HOKU and JINKO; provided, however that if such parties cannot agree on the Independent Expert within ten (10) days, each Party shall select one independent expert form the list of Qualified Laboratories, and those two independent experts shall select the Independent Expert.

2.6.           “Minimum Annual Quantity of Product” means [*] metric tons ([*] kilograms).

2.7.            “Product” shall mean the raw polysilicon in chunk form manufactured by HOKU and sold to JINKO pursuant to this Agreement.

2.8.           “Product Specifications” shall mean the quality and other specifications set forth on Appendix 2 to this Agreement.

2.9.           “Qualified Laboratory” means each qualified laboratory set forth on Appendix 2 to this Agreement.

2.10.           “Term” shall mean the period during which this Agreement is in effect, as more specifically set forth in Section 10 of this Agreement.

2.11.           “Total Deposit” shall mean all deposits or prepayments actually made by JINKO to HOKU hereunder, including, the Initial Deposit of fifteen million (15,000,000) U.S. dollars, the Third Deposit of three million (3,000,000) U.S. dollars, and the Fourth Deposit of two million (2,000,000) U.S. dollars, in the aggregate amount of twenty million U.S. dollars ($20,000,000), each as defined in Section 6 below.

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09

2.12.           “Year” shall mean each of the ten (10) twelve-month periods commencing on the First Shipment Date.

3.           Ordering.  Starting on the First Shipment Date and each Year during the term of this Agreement thereafter, JINKO agrees to purchase from HOKU, and HOKU agrees to sell to JINKO, the Minimum Annual Quantity of Product at the prices set forth on Appendix 1 to this Agreement (the “Pricing Schedule”).  This Agreement constitutes a firm order from JINKO for [*] metric tons of Product that cannot be cancelled during the term of this Agreement, except as set forth in Section 10 below.

4.           Supply Obligations.

4.1.           HOKU shall deliver each Year pursuant to this Agreement starting on the First Shipment Date at least the Minimum Annual Quantity of Product in approximately equal monthly shipments pursuant to Section 5.1 below; provided however, that if HOKU fails to deliver a monthly shipment, then HOKU may deliver any deficiency (i.e., the difference between the scheduled Minimum Monthly Quantity (as defined below) and the amount of Product actually delivered, the “Deficiency”) within [*] days without breaching this section or incurring any purchase price adjustment (pursuant to Section 4.3 below, which provides that if HOKU does not supply any Products pursuant to Section 4.1 or 4.2 within [*] days of the scheduled delivery date, HOKU will provide JINKO with a purchase price adjustment equal to [*] percent [*] of the value of the respective delayed Products for each week or part thereof that the Product shipment (or part thereof) is delayed beyond the [*] day grace period.  At any time during the term of this Agreement, HOKU may ship to JINKO up to the full cumulative balance of Minimum Annual Quantity of Product to be shipped through the end of this Contract (an “Excess Shipment”) with JINKO’s prior written consent. This shipment will be credited against each subsequent Minimum Annual Quantity of Product.  For example, if the Minimum Annual Quantity of Product for a given Year is [*] metric tons, and if HOKU delivers [*] metric tons in January, then the next shipment of [*] metric tons is not required until the following Year.  HOKU shall deliver any deficiency in the Minimum Annual Quantity of Product within the first quarter in the next Year.  Any deficient shipments of the Minimum Annual Quantity of Product which are delayed beyond the first quarter of the next Year shall be deemed to constitute a material breach of this Agreement pursuant to Section 10.2.1. For the avoidance of doubt, each monthly shipment shall be applied first to satisfy the Minimum Monthly Quantity for that calendar month. Any Product in excess of this amount shall then be applied to reduce the oldest outstanding Deficiency.

4.2.           HOKU intends to manufacture the Products at its Facility; however, notwithstanding anything to the contrary herein, HOKU may deliver to JINKO Products that are manufactured by a third party other than HOKU (“Alternative Products”), provided that the Products meet the Product Specifications and price set forth in this Agreement.    The Alternative Products shall conform to all warranties and representations of HOKU hereunder, and the quality, price, delivery, and any other material terms and conditions of the Alternative Products shall be no less favorable than the terms and conditions set forth in this Agreement. Delivery of the Alternative Products shall not release or mitigate HOKU’s liabilities and obligations hereunder except that delivery of the Alternative Products is deemed to be delivery of Products, and JINKO shall have the same rights and HOKU shall have the same obligations as set forth hereunder with respect to any Alternative Products.

4.3.           Except in the case of a force majeure pursuant to Section 13 below, if at any time after [*], HOKU does not supply any Products pursuant to Section 4.1 or 4.2 within [*] days of the scheduled delivery date, HOKU will provide JINKO with a purchase price adjustment. Such purchase price adjustment shall be [*] percent [*] of the value of the respective delayed Products for each week or part thereof that the Product shipment (or part thereof) is delayed beyond the [*] day grace period. Any purchase price adjustment as a result of this Section 4.3 will be paid by HOKU at the end of the term of the applicable calendar quarter.  In lieu of making a cash payment to JINKO pursuant to this Section 4.3, HOKU may, at its option, pay for such purchase price adjustment in the form of a credit issued for future shipments of Products. Notwithstanding anything to the contrary, the maximum amount of such purchase price adjustment shall not exceed [*] percent [*] of the value of the respective delayed Products.  Monthly shipments which are delayed beyond [*] days shall be deemed to constitute a material breach of this Agreement pursuant to Section 10.2.1 below.  Notwithstanding the foregoing, if JINKO fails to make a payment to HOKU within the [*]-day period set forth in Section 6.4 below, HOKU shall not be required to supply any Product to JINKO until HOKU has received the past due amount including any interest payable thereon pursuant to this Agreement.  For the avoidance of doubt, JINKO’s right to reduce the purchase price pursuant to this Section 4.3 shall not apply if HOKU is not fulfilling its supply obligations for this reason.  Monthly shipments which are delayed more than [*] days in a calendar year AND are less than [*] of the Minimum Annual Quantity of Product shall be deemed to constitute a material breach of this Agreement pursuant to Section 10.2.1.

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09

4.4.           HOKU hereby covenants and agrees that during the term of this Agreement, and provided that JINKO is not in breach of any material term of this Agreement, including, without limitation, its payment obligations hereunder, HOKU shall not ship Products to any third party that is not one of HOKU’s Other Customers (e.g., spot market sales), until HOKU has satisfied its delivery obligations to JINKO pursuant to Section 4.1 of this Agreement.

5.           Shipping & Delivery.

5.1.           Except as provided in Section 4.2 above, shipments shall be made from the Facility on a monthly basis in accordance with a shipment schedule that will be provided by HOKU each Year under this Agreement and reviewed and approved by JINKO (the “Shipment Schedule”) no later than [*] days prior to the applicable Year.  The Shipment Schedule shall provide for approximately equal monthly shipments that add up to the Minimum Annual Quantity of Products (the “Minimum Monthly Quantity”), but not less than [*] of the Minimum Annual Quantity of Products (the “Guaranteed Monthly Quantity”).  HOKU will use commercially reasonable efforts to make monthly shipments available on or about the fifteenth (15th) day of each month, and will advise JINKO approximately seven (7) days prior to the expected ship date; provided, however, that JINKO may request an alternate shipping date that is within fourteen (14) days after the advised schedule.  Product shall be ready to ship EXW the HOKU Facility (INCOTERMS 2000).

5.2.           HOKU will use commercially reasonable efforts to make available to JINKO its first shipment of Products on December 1, 2009. Notice of any expected delay beyond this date shall be in writing to JINKO not later than September 1, 2009.

6.           Payments & Advances.  The Total Deposit shall be used only by HOKU for polysilicon facilities construction, operation, administration, and other expenses and investments related to HOKU’s polysilicon business.

6.1.           HOKU acknowledges receipt of fifteen million U.S. dollars ($15,000,000) from JINKO (the “Initial Deposit”), plus five million U.S. dollars ($5,000,000) from ALEX.  JINKO acknowledges and agrees that, upon the effectiveness of this Agreement pursuant to Section 1 above, it shall have no rights or claims against HOKU with respect to the ALEX Contribution, including, without limitation, any rights to a refund of the ALEX Contribution upon any past, present, or future breach of this Agreement by HOKU.

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09

6.2.           On or before March 25, 2009, JINKO shall provide HOKU with a deposit of three million U.S. dollars ($3,000,000) via wire transfer of immediately available funds (the “Third Deposit”) as advance payment for Products to be delivered under this Agreement.

6.3.           On or before June 24, 2009, JINKO shall provide HOKU with a deposit of two million U.S. dollars ($2,000,000) via wire transfer of immediately available funds (the “Fourth Deposit” and together with the Initial Deposit and the Third Deposit, the “Total Deposit”) as advance payment for Products to be delivered under this Agreement.

6.4.           HOKU shall invoice JINKO at or after the time of each shipment of Products to JINKO. Taxes, customs and duties, if any, will be identified as separate items on HOKU invoices. All invoices shall be sent to JINKO’s address as provided herein. Payment terms for all invoiced amounts shall be [*] days from date of shipment. All payments shall be made in U.S. dollars.  Unless HOKU is entitled to retain the Total Deposit as liquidated damages pursuant to Section 12 below, shipments to JINKO shall be credited against the Total Deposit on a straight-line basis during the second through tenth Year.

6.5.           The prices are EXW prices (INCOTERMS 2000).  The prices for the Products do not include any excise, sales, use, import, export or other similar taxes, such taxes will not include income taxes or similar taxes, which taxes will be invoiced to and paid by JINKO, provided that JINKO is legally or contractually obliged to pay such taxes. JINKO shall be responsible for all transportation charges, duties or charges, liabilities and risks for shipping and handling (and hereby indemnifies HOKU for such costs, liabilities and risks); thus, the price for the Products shall not include any such charges.

6.6.           Late payments and outstanding balances shall accrue interest at the lesser of [*] per annum or the maximum allowed by law.

7.           Security Interest.

7.1.           Subject to receipt of the Initial Deposit or payment of any portion of the Total Deposit HOKU hereby grants to JINKO a security interest to secure the repayment by HOKU to JINKO of amounts of the Total Deposit actually paid to HOKU, following any of the events set forth in Section 10.5 below, which shall be subordinated in accordance with Section 7.2 below, in all of the tangible and intangible assets related to HOKU’s polysilicon business (the “Collateral”).

7.2.           JINKO acknowledges and agrees that the security interests and liens in the Collateral will not be first priority security interests, will be expressly subordinated to HOKU’s third-party lenders (the “Senior Lenders”) that provide debt financing for the construction of any HOKU Facility, and may be subordinated as a matter of law to other security interests, and to security interests that are created and perfected prior to the security interest granted to JINKO hereby. JINKO shall enter into subordination agreements with the Senior Lenders on terms and conditions reasonably acceptable to the Senior Lenders.

7.3.           In addition, JINKO shall enter into collateral, intercreditor and other agreements (the “Collateral Agreements”) with HOKU’s Senior Lenders, and with Suntech Power Holding Co., Ltd., Solarfun Power Hong Kong Limited, Tianwei New Energy (Chengdu) Wafer Co., Ltd, Wealthy Rise International, Ltd. (Solargiga), ALEX, and HOKU’s other customers who provide prepayments for Products (collectively, “HOKU’s Other Customers”), as may be reasonably necessary to ensure that the security interest granted hereby is pari passu with the security interests that may be granted to HOKU’s Other Customers.  JINKO may not unreasonably refuse to sign any such Collateral Agreement, provided that such Collateral Agreement grants JINKO a pari passu priority with respect to HOKU’s Other Customers, and is expressly subordinated to the Senior Lenders.

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09

7.4.           The security interest granted hereby shall continue so long as HOKU continues to maintain any amount of the Total Deposit, and only to the extent of such remaining amount of the Total Deposit being held by HOKU, which has not been credited against the shipment of Products pursuant to this Agreement, or otherwise repaid to JINKO.  Notwithstanding anything to the contrary contained in this Agreement, the Collateral consisting of real property shall secure only the obligations of HOKU to refund any portion of the Total Deposit to JINKO in accordance with the terms of this Agreement.  When the Total Deposit is no longer held by HOKU, JINKO will sign such documents as are necessary to release its security interests.

7.5.           HOKU and JINKO each agree to act in good faith to execute and deliver any additional document or documents that may be required in furtherance of the foregoing provisions of this Section 7, including the Collateral Agreements, and in any event, HOKU and JINKO shall enter into the Collateral Agreements prior to HOKU granting any senior security interest to the Senior Lenders.  Neither HOKU nor JINKO may unreasonably refuse to sign any such document.

8.           Product Quality Guarantee.

8.1.           HOKU warrants to JINKO that the Products shall meet the Product Specifications. For each shipment, this warranty shall survive for the lesser of (a) [*] days after JINKO receives the Products; or (b) [*] days after the release of the Products by HOKU at EXW origin (INCOTERMS 2000) (the “Warranty Period”).  Upon release of the Products to a common carrier or freight forwarder, EXW origin (INCOTERMS 2000), HOKU warrants that the Products shall be free of all liens, mortgages, encumbrances, security interests or other claims or rights.  HOKU will, upon prompt notification and compliance with JINKO’s instructions, refund or replace, at JINKO’s sole option, any Product which does not meet the Product Specifications, and JINKO shall comply with the inspection and return goods policy described in Section 9 below with respect to such Products.  HOKU shall be responsible for all replacement costs, including but not limited to transportation, taxes and customs charges, and, in the case of a replacement, shall use commercially reasonable efforts to replace such non-complying Products within [*] days after expiration of the [*] day period described in Section 9.3 below.  No employee, agent or representative of HOKU has the authority to bind HOKU to any oral representation or warranty concerning the Products.  Any oral representation or warranty made prior to the purchase of any Product and not set forth in writing and signed by a duly authorized officer of HOKU shall not be enforceable by JINKO.  HOKU makes no warranty and shall have no obligation with respect to damage caused by or resulting from accident, misuse, neglect or unauthorized alterations to the Products.

8.2.           HOKU EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.  HOKU’s sole responsibility and JINKO’s exclusive remedy for any claim arising out of the purchase of any Product is a refund or replacement, as described above.  In no event shall any Party’s liability exceed the purchase price paid therefore; nor shall HOKU be liable for any claims, losses or damages of any individual or entity or for lost profits or any special, indirect, incidental, consequential, or exemplary damages, howsoever arising, even if the Party has been advised of the possibility of such damages.

8.3.           HOKU shall, at its own expense, indemnify and hold JINKO and its Affiliates harmless from and against any expense or loss resulting from any actual or alleged infringement of any patent, trademark, trade secret, copyright, mask work or other intellectual property related to the Products, and shall defend at its own expense, including attorneys fees, any suit brought against JINKO or JINKO’s Affiliates alleging any such infringement.  JINKO agrees that:  (i) JINKO shall give HOKU prompt notice in writing of any such suit; (ii) if HOKU provides evidence reasonably satisfactory to JINKO of HOKU’s financial ability to defend the matter vigorously and pay any reasonably foreseeable damages, JINKO shall permit HOKU, through counsel of HOKU’s choice, to answer the charge of infringement and defend such suit (but JINKO, or JINKO’s Affiliate may be represented by counsel and participate in the defense at its own expense); and (iii) JINKO shall give HOKU all needed information, assistance, and authority, at HOKU’s expense, to enable HOKU to defend such suit.  In case of a final award of damages in any such suit HOKU shall pay such award, but shall not be responsible for any settlement made without its prior consent.  Except as otherwise expressly set forth herein, HOKU disclaims any obligation to defend or indemnify JINKO, its officers, agents, or employees, from any losses, damages, liabilities, costs or expenses which may arise out of the acts of omissions of HOKU.

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09

9.           Inspection and Return Goods Policy.

9.1.           An inspection of appearance of each shipment of Product shall be made by JINKO in accordance with sound business practice upon the delivery of the Product, and in no case later than [*] weeks after delivery at JINKO’s factory. JINKO shall inform HOKU promptly, and in no case later than [*] weeks after delivery of Product at JINKO’s factory, in case of any obvious damages or other obvious defects to the Product which JINKO discovers under the inspection of appearance.

9.2.           JINKO shall perform final inspection of the Product upon introducing the Product into JINKO’s production process. Such inspection shall take place during the Warranty Period.  If the Product does not meet the Product Specifications, JINKO shall notify HOKU in writing without undue delay after the inspection and, together with the notification, submit to HOKU documentary evidence of the result of the final inspection whereupon HOKU shall have the right to undertake its own inspection prior to any return of the Products pursuant to Section 9.3 below.

9.3.           Non-complying Products may be returned to HOKU within the later of (a) [*] after discovery of a defect consistent with Sections 9.1 and 9.2 above; and (b) [*] after HOKU completes its inspection and confirms the defect pursuant to Section 9.2 above, for replacement or a refund including all return shipment expenses.  To assure prompt handling, HOKU shall provide JINKO a return goods authorization number within 48 hours of JINKO’s request.  Provided that HOKU communicates this number to JINKO within such timeframe, JINKO will reference this number on return shipping documents.  Returns made without the authorization number provided by HOKU in accordance with the foregoing may be subject to HOKU’s reasonable charges due to HOKU’s additional handling costs; provided, however, if HOKU fails to provide JINKO such authorization number within such time frame without reasonable cause, HOKU shall bear all handling costs incurred in returning the non-complying products.  HOKU reserves the right to reverse any credit issued to JINKO if, upon return, such Product is determined by an Independent Expert not to be defective. The conclusion of the Independent Expert shall be final, binding and non-appealable in respect of the conformity of the Products to the warranties set forth in Section 8.1 above.  The fees and expenses of the Independent Expert shall be paid solely by the party that does not succeed in the dispute.

9.4.           The following shall be deemed to constitute a material breach of this Agreement by HOKU pursuant to Section 10.2.1:  (A) if HOKU delivers [*] consecutive monthly shipments where more than [*] percent [*] of the Products in each such shipment do not meet the Product Specifications, or (B) HOKU delivers [*] or more monthly shipments during any Year where [*] percent [*] of the Products in each such shipment do not meet the Product Specifications.

10.           Term and Termination.

10.1.           The term of this Agreement shall begin on the Effective Date and provided that the first delivery of the Product under this Agreement shall occur on December 31, 2009 or earlier, and unless previously terminated as hereinafter set forth, shall remain in force for a period of ten Years beginning with the First Shipment Date.

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09

10.2.           Each Party may, at its discretion, upon written notice to the other Party, and in addition to its rights and remedies provided under this Agreement or any other agreement executed in connection with this Agreement and at law or in equity, terminate this Agreement in the event of any of the following:

10.2.1.                      Upon a material breach of the other Party of any material provision in this Agreement, and failure of the other Party to cure such material breach within [*] days after receiving written notice thereof; provided, however, that such cure period shall not modify or extend the [*]-day cure period for HOKU’s delivery obligations pursuant to Section 4.3 above; and provided, further that such [*] day cure period shall not apply to JINKO’s failure to make any payment to HOKU pursuant to this Agreement.  In the event of JINKO’s failure to make payment on the [*]-day payment terms set forth in Section 6.4 hereof, termination by HOKU shall require the issuance of a written notice of default containing the threat of immediate termination if payment is not made within an additional grace period of not less than [*] business days.  For purposes of this Section 10.2.1, a “material breach” means a monthly shipment which is delayed beyond [*] days, a payment default or any other material breach of this Agreement which materially and adversely affects a Party or which occurs on multiple occasions.

10.2.2.                      Upon the voluntary or involuntary initiation of bankruptcy or insolvency proceedings against the other Party; provided, that for an involuntary bankruptcy or insolvency proceeding, the Party subject to the proceeding shall have sixty (60) working days within which to dissolve the proceeding or demonstrate to the terminating Party’s satisfaction the lack of grounds for the initiation of such proceeding;

10.2.3.                      If the other Party (i) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (ii) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or

10.2.4.                      In accordance with the provisions of Section 13 (Force Majeure) below; provided, however, that JINKO may not terminate this Agreement pursuant to Section 13 if HOKU is supplying Products to JINKO pursuant to Section 4.2 of this Agreement.

10.2.5.                      Without limiting the foregoing, JINKO shall have the right to terminate this Agreement immediately if HOKU fails to deliver the first shipment of the Minimum Monthly Quantity of Products on or before December 31, 2009.

10.3.           Subject to the effectiveness of this Agreement, HOKU shall have the right to thereafter terminate this Agreement if (A) on or before March 25, 2009, JINKO has failed to pay the Third Deposit, in which case HOKU may retain the Initial Deposit of fifteen million (15,000,000) U.S. dollars as liquidated damages; (B) on or before June 24, 2009, JINKO has failed to pay the Fourth Deposit, in which case HOKU may retain the Initial Deposit of fifteen million (15,000,000) U.S. dollars and the Third Deposit of three million (3,000,000) U.S. dollars as liquidated damages.

10.4.           Upon the expiration or termination of this Agreement howsoever arising, the following Sections shall survive such expiration or termination: Sections 2 (Definitions); Section 8 (Product Quality Guarantee), Section 9 (Inspection and Return Goods Policy); Section 10 (Term and Termination); Section 11 (Liability); Section 12 (Liquidated Damages); and Section 14 (General Provisions).

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09

10.5.           If JINKO terminates this Agreement pursuant to Section 10.2.1, 10.2.2, 10.2.3, 10.2.4, 10.2.5,  or 13 then any funds remaining on the Total Deposit on such date of termination shall be returned to JINKO, plus interest equal to the amount set forth in Section 6.6 for each year since the Initial Deposit was paid to HOKU by JINKO; provided however that if JINKO is in material breach of this Agreement at the time it terminates this Agreement, then HOKU shall not be required to repay any remaining amount of the Total Deposit up to the amounts of HOKU’s direct loss from such material breach (unless JINKO cures such breach within the applicable cure period) or JINKO’s other outstanding and unpaid obligations hereunder (including, without limitation, obligations under Section 12). If HOKU terminates this Agreement pursuant to Section 10.2.1, 10.2.2, 10.2.3, 10.2.4, or 13 then HOKU shall be entitled to retain the Total Deposit including any funds remaining on the Total Deposit on such date of termination in accordance with Section 12. “Funds remaining” on the Total Deposit are funds not applied against JINKO’s purchase of Product, pursuant to Section 6.4 above, for Product actually shipped to JINKO hereunder.  If JINKO terminates this Agreement pursuant to Section 10.2.1 or 10.2.5 due to HOKU’s failure to deliver Products pursuant to this Agreement, then one hundred fifty percent (150%) of the funds remaining on the Total Deposit on such date of termination shall be returned to JINKO.

11.           Liability.

11.1.           IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF JINKO OR HOKU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2.           NEITHER PARTY’S TOTAL LIABILITY TO THE OTHER FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL EXCEED IN THE AGGREGATE THE TOTAL DEPOSIT, EXCEPT WITH RESPECT TO JINKO’S CONTINUING OBLIGATION TO PURCHASE THE PRODUCTS AS SET FORTH HEREIN.

12.           Liquidated Damages.  THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY BREACH OF THIS AGREEMENT BY JINKO MAY CAUSE IRREPARABLE AND IMMEASURABLE DAMAGE TO HOKU.  BECAUSE IT IS DIFFICULT TO MEASURE THESE DAMAGES, IN THE EVENT THAT THIS AGREEMENT IS TERMINATED BY HOKU PURSUANT TO SECTION  10.2.1, 10.2.2, 10.2.3, 10.2.4, 10.3 or 13, THEN HOKU SHALL BE ENTITLED TO RETAIN AS LIQUIDATED DAMAGES, THE TOTAL DEPOSIT (INCLUDING ANY REMAINING PORTION THEREOF NOT CREDITED AGAINST PRODUCT SHIPMENTS).  ANY AMOUNTS DUE FOR UNDELIVERED PRODUCT UNDER THIS AGREEMENT ARE STILL DUE, UNLESS OTHERWISE AGREED BY BOTH PARTIES IN WRITING.

13.           Force Majeure.  Neither Party shall be liable to the other Party for failure of or delay in performance of any obligation under this Agreement, directly, or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike, lock-out and other events beyond its reasonable control which were not reasonably foreseeable and whose effects are not capable of being overcome without unreasonable expense and/or loss of time to the affected Party (i.e., the Party that is unable to perform). If such failure or delay occurs, the affected Party shall notify the other Party of the occurrence thereof as soon as possible, and the Parties shall discuss the best way to resolve the event of force majeure. If the conditions of Force Majeure continue to materially impede performance of any material obligation under this Agreement for a period of more than three (3) consecutive calendar months, then the non-affected Party shall be entitled to terminate this Agreement by 30 days’ prior written notice to the other Party.  For the purposes of this Section 13, the inability of JINKO to receive, accept or take delivery of Products that have been made available by HOKU pursuant to this Agreement shall not constitute an event of force majeure.

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09

14.           Visitation Rights; Project Updates.

14.1.           Beginning on the Effective Date, and until the First Shipment Date or the earlier termination of this Agreement pursuant to Section 10 above, JINKO shall have the right to visit the HOKU Facility in Pocatello, Idaho, USA, for the limited purpose of evaluating HOKU’s progress towards completing the construction of its polysilicon production facilities.  JINKO shall provide HOKU with at least five (5) business days’ prior notice of any such visit, and may not visit more than two times each calendar quarter.  HOKU reserves the right to refuse access to any individual who is not subject to HOKU’s non-disclosure agreement.  JINKO shall agree to abide by all of HOKU’s safety and security requirements and instructions for the HOKU Facility.

14.2.           Beginning on the Effective Date, and until the First Shipment Date or the earlier termination of this Agreement pursuant to Section 10 above, HOKU shall provide JINKO with monthly updates on the progress of the construction of the HOKU polysilicon production facilities, including, without limitation, an explanation of any potential delays in meeting its shipment obligations to JINKO.

15.           Wafer Tolling Services. JINKO agrees to provide HOKU, at HOKU’s sole option, wafer manufacturing (tolling) services for up to [*] metric tons of polysilicon per Year for the term of the Supply Agreement. If HOKU so elects in any given Year, then the polysilicon to be manufactured into wafers shall be provided by HOKU in addition to the [*] metric tons of polysilicon due to JINKO during the applicable Year under the terms of this Agreement,  and shall be provided to JINKO at HOKU’s cost. The Parties agree that per-wafer pricing for this service shall be determined through negotiation on an annual basis. These negotiations shall be concluded no later than two months prior to the commencement of the applicable Year, at which time HOKU shall provide JINKO with an estimate of the expected volume, if any, of polysilicon to be manufactured into wafers during the Year to follow. JINKO shall affirm that the pricing offered to HOKU at such time shall be JINKO’s most preferential rate, and no greater than [*].  Notwithstanding the foregoing, the Parties shall enter into a separate contract, after negotiation, to provide the terms and conditions with respect to the above wafer tolling services.

16.           General Provisions.

16.1.           JINKO and HOKU each represent and warrant to each other that this Agreement has been duly authorized by their respective Boards of Directors and shareholders, as applicable, and that the execution of this Agreement and the performance of each Party’s respective obligations hereunder will not conflict with any other agreement to which HOKU or JINKO, as applicable, is a party.

16.2.           JINKO acknowledges that it is the policy of HOKU to scrupulously comply with the Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”) and to adopt appropriate and reasonable practices and procedures that are undertaken in such a manner as to substantially eliminate the potential for violation of the FCPA.  JINKO further acknowledges that it shall be bound by any law, regulation or other legal enactment, that prohibits corrupt practices of the type or nature described in the FCPA and that is applicable to JINKO, and JINKO hereby represents and warrants that neither HOKU, nor to JINKO’s knowledge, any other authorized person or entity associated with or acting for or on behalf of HOKU, has knowingly directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to JINKO, whether in money, property, or services (i) to obtain favorable treatment in securing business from JINKO, (ii) to pay for favorable treatment for business secured from JINKO, or (iii) to obtain special concessions or for special concessions already obtained from JINKO, for or in respect of HOKU, in violation of any legal requirement or applicable law.

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09

16.3.           This Agreement shall be construed under and governed by the laws of the State of California, U.S.A.

16.4.           Upon notice from one Party to the other of a dispute hereunder, the Parties agree to hold a meeting within thirty (30) days of receipt of such notice with at least one (1) representative from each Party who has decision-making authority for such company. At this meeting, the Parties will attempt to resolve the dispute in good faith. If, after the meeting, the dispute has not been resolved, only then may a Party resort to litigation. Any proceeding to enforce or to resolve disputes relating to this Agreement shall be brought in California, USA. In any such proceeding, neither Party shall assert that such a court lacks jurisdiction over it or the subject matter of the proceeding.

16.5.           HOKU may assign this Agreement to any of its Affiliates, and may assign its rights under this Agreement to any collateral agent as collateral security for HOKU’s secured obligations in connection with the financing a HOKU Facility, without the consent of JINKO.  Except as stated in the previous sentence, neither HOKU nor JINKO may assign this Agreement to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, an assignment of this Agreement by either Party in connection with a merger, acquisition, or sale of all or substantially all of the assets or capital stock of such Party shall not require the consent of the other Party.  If this Agreement is assigned effectively to a third party, this Agreement shall bind upon successors and assigns of the Parties hereto.

16.6.           All notices delivered pursuant to this Agreement shall be in writing and in the English language.  Except as provided elsewhere in this Agreement, a notice is effective only if the Party giving or making the notice has complied with this Section 16.6, and if the addressee has received the notice. A notice is deemed to have been received as follows:

(a)
If a notice is delivered in person, or sent by registered or certified mail, or nationally or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt; or

(b)
If a notice is sent by facsimile, upon receipt by the Party giving the notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number.

Each Party giving a notice shall address the notice to the appropriate person at the receiving Party at the addresses listed below or to a changed address as the Party shall have specified by prior written notice:

JINKO:

JIANGXI JINKO SOLAR CO., LTD.
JINKO Road, Xuri District, Economic Development Zone, Shangrao, China
Tel:  +86-793-8469699
Fax: +86-793-8461152
Attn:  Mr. Xian De Li

HOKU:

HOKU MATERIALS, INC.
One Hoku Way
Pocatello, Idaho 83204 USA
Attn:  Mr. Dustin Shindo, CEO
Facsimile:  +1 (808) 440-0357

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09

With a copy to:

HOKU SCIENTIFIC, INC.
1288 Ala Moana Blvd, Suite 220
Honolulu, HI 96814  USA
Attn:           Mr. Dustin Shindo, CEO
Facsimile:  +1 (808) 440-0357

16.7.           The waiver by either Party of the remedy for the other Party’s breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.

16.8.           If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.

16.9.           No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by respective authorized representatives of the Parties.

16.10.                      No employment, agency, trust, partnership or joint venture is created by, or shall be founded upon, this Agreement. Each Party further acknowledges that neither it nor any Party acting on its behalf shall have any right, power or authority, implied or express, to obligate the other Party in any way.

16.11.                      Neither Party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party’s prior written consent; provided, however, that the Parties will work together to issue a joint press release within fourteen (14) days after execution of this Agreement.  Notwithstanding the foregoing, either Party may publicly disclose the material terms of this Agreement pursuant to the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, or other applicable law; provided, however, that the Party being required to disclose the material terms of this Agreement shall provide reasonable advance notice to the other Party, and shall use commercially reasonable efforts to obtain confidential treatment from the applicable governing entity for all pricing and technical information set forth in this Agreement.

16.12.                      This Agreement shall become effective only in accordance with Section 1 above, and thereafter,this Agreement shall constitute the entire agreement between the Parties and supersede all prior proposal(s), discussions, and agreements relative to the subject matter of this Agreement including without limitation  the Supply Agreement and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement. HOKU waives all its rights with respect to breaches by JINKO of Section 5.1, 5.2 and 5.4 of the Supply Agreement dated July 25, 2008 effective before this Agreement.

16.13.                      The headings are inserted for convenience of reference and shall not affect the interpretation and or construction of this Agreement.

16.14.                      Words expressed in the singular include the plural and vice-versa.

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09

IN WITNESS WHEREOF, the Parties have executed this Amended & Restated Supply Agreement as of the date first set forth above.

JINKO: JIANGXI JINKO SOLAR CO., LTD. By: /s/ Xian De Li Name: Xian De Li Title: Authorized Signatory Date: 09.2.26	HOKU: HOKU MATERIALS, INC. By: /s/ Dustin Shindo Name: Dustin Shindo Title: CEO Authorized Signatory Date: 2/26/09

Signature Page to Amended & Restated Supply Agreement

Appendix 1

Pricing Schedule

[*]

If there is uncertainty in price between the delivery period and the total quantity for that period based on the table above, the price assigned to the quantity shall prevail.  For example, the first [*] MT shall be invoiced at [*] per kilogram.

JINKO Initials & Date /s/XDL 09.2.26	HOKU Initials & Date DS 2/26/09
Appendix 1 to Amended & Restated Supply Agreement

Appendix 2 -- Product Specifications

[*]

1.  Description

[*]

2.  Bulk & Surface Impurity Specifications

[*]

3.  Size Specifications

[*]

4. Certification & Elemental Analysis

[*]

5. Packaging

[*]

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09
Appendix 2 to Amended & Restated Supply Agreement

6.           Qualified Laboratories:

[*]

JINKO Initials & Date /s/ XDL 09.2.26	HOKU Initials & Date /s/ DS 2/26/09
Appendix 2 to Amended & Restated Supply Agreement